Exhibit 2

CHARGE OVER SHARES

IN

CHINA DISTANCE EDUCATION HOLDINGS LIMITED

June 19, 2018

This Charge is made on June 19, 2018

By and among:

(1)	Champion Shine Trading Limited (凯耀贸易有限公司), a company incorporated under the laws of the British Virgin Islands (the “BVI”) (the “Chargor”);

(2)	Madison Pacific Trust Limited, a company incorporated under the laws of Hong Kong (the “Security Agent”), as the trustee and security agent for the Secured Party (as defined below); and

(3)	Alpha Mezzanine Investment Limited, a company incorporated under the laws of the British Virgin Islands (the “Secured Party”).

Whereas:

(A)	The Secured Party and the Chargor are parties to the Loan Agreement (as defined below), under which the Chargor undertakes certain payment obligations to the Secured Party.

(B)	To secure the fulfilment by the Chargor of its obligations to the Secured Party under the Loan Agreement, the Chargor agrees to provide charge over the Charged Shares (as defined below) to the Security Agent.

(C)	It is intended that this Charge takes effect as a deed notwithstanding the fact that a party may only execute this Charge under hand.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Charge, unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Loan Agreement, and the following words and expressions shall have the following meanings:

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong;

“Charged Shares”	means initially the Initial Shares and any Supplemental Shares (if any);

“Company”	means China Distance Education Holdings Limited, a company incorporated under the laws of the Cayman Islands and listed on New York Stock Exchange, Inc. under the symbol “DL”.

“CPO”	means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong;

“Event of Default”	means any Event of Default as set out in Section 7.1 of the Loan Agreement.

“Fee Letter”	means any letter between the Chargor and the Security Agent setting out any fees referred to in Clause 24 (Fees and Costs)

“Initial Shares”	means the securities listed in Schedule 1 (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) which are all registered in the name of the Chargor, and any interest and all rights, benefits and advantages now or at any time in the future deriving from or incidental to such Initial Shares including:

(a) all dividends, interest and other income made on or in respect of the Initial Shares after the Event of Default which is continuing; and

(b)   all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Initial Shares (including but not limited to proceeds of sale);

“Liability”	means any direct liability, damage, loss, cost, claim or expense of any kind or nature;

“Loan Agreement”	means the loan agreement dated on the date hereof, among the Chargor, the Secured Party, ZHU Zhengdong (朱正东) and YIN Baohong ( 殷 保 红 ) (together with ZHU Zhengdong, the “Founders”);

“Ordinary Share”	means ordinary share of the Company with par value of US$0.0001 each (as appropriately adjusted for share splits, share dividends, recapitalizations and the like);

“Receiver”	has the meaning given to it in Clause 18;

“Secured Document”	means the Loan Agreement;

“Secured Obligations”	means all and any amounts of any kind now or in the future, actual or contingent, due or payable (or expressed to be due or payable) by the Chargor to the Secured Party in any currency, actually or contingently, solely and/or jointly and/or severally with another or others as principal or surety on any account whatsoever under or in connection with the Secured Document or as a consequence of any breach, non-performance, disclaimer or repudiation by the Chargor of any of its obligations under the Secured Document and references to the Secured Obligations include references to any part of them;

“Security Interest”	means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising;

“Supplemental Shares”	means additional Ordinary Shares of the Company registered in the name of the Chargor and charged to the Security Agent pursuant to Clause 3.3;

“Third Party Ordinance”	means the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong).

1.2	In this Charge:

(a)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Charge;

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Charge;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other gender;

(e)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)	references to this Charge or any other document (including the Secured Document) or agreement are to be construed as references to this Charge or such other document as varied in any manner from time to time, even if changes are made to the composition of the parties to this Charge or such other document;

(g)	indebtedness due, owing or incurred under the Secured Document shall include all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided for therein or the obligations and liabilities imposed thereunder however fundamental;

(h)	exchange rate for converting US dollar to Renminbi or Renminbi to US dollar shall refer to the median between selling rate and buying rate for such conversion as published by the People’s Bank of China at 11:00 a.m. on the date of making such conversion;

(i)	reference to an action by the Security Agent is a reference to an action of the Security Agent acting on the instructions of the Secured Party; and

(j)	an Event of Default is “continuing” if it has not been waived by the Security Agent.

1.3	The Recitals and Schedules form part of this Charge and shall have effect as if set out in full in the body of this Charge and any reference to this Charge includes the Recitals and Schedules.

2	Declaration of Trust

2.1	The Security Agent declares itself trustee of the Charged Shares to hold the same on trust for the Secured Party for the purpose of securing the Secured Obligations on the terms and subject to the conditions set out in this Charge.

2.2	The Secured Party authorises the Security Agent to perform duties, obligations and responsibilities to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with this Charge together with any other incidental rights, powers, authorities and discretions.

3	Security

3.1	The Chargor hereby mortgages to the Security Agent by way of a first equitable mortgage as a continuing security for the payment and discharge of the Secured Obligations, the Charged Shares.

3.2	The Chargor hereby charges to the Security Agent by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Charged Shares.

3.3	The Chargor undertakes to the Security Agent to maintain the Floating Pledge Ratio at the levels as provided in section 6.7 of the Loan Agreement. If the Floating Pledge Ratio drops below 1.6 at such point of time monitored by the Secured Party pursuant to section 6.7(b) of the Loan Agreement or if the aggregate value of the Ordinary Shares and ADSs purchased by the Chargor but not having been charged reach US$3,000,000 and as a result of which such purchased Ordinary Shares shall be charged under this Charge pursuant to section 6.7(a) of the Loan Agreement, the Chargor shall, within ten (10) Business Days after receipt of written request of the Security Agent, charge such number of the Supplemental Shares calculated pursuant to section 6.7 of the Loan Agreement to the Security Agent (the “Charge Adjustment”).

(i)	For the avoidance of doubt, if within the above prescribed timeline before the Charge Adjustment is made, the Floating Pledge Ratio increases to or above 1.6, the Chargor shall not be obligated to make the Charge Adjustment pursuant to the written request of the Security Agent.

(ii)	If the Chargor fails to make the Charge Adjustment and charge the Supplemental Shares to the Security Agent pursuant to the provisions of this Clause 3.3, the Security Agent shall be entitled to seek all remedies, whether in law or equity, existing by statute, common law, or otherwise, including without limitation, specific performance and liquidated damages.

3.4	Any receipt, release or discharge of any security interest created by this Charge or of any Liability arising under this Charge may be given by the Security Agent in accordance with the provisions of this Charge and the Secured Document and shall not release or discharge the Chargor from any Liability owed to the Security Agent for the same or any other monies which may exist independently of this Charge. Where such receipt, release or discharge relates to only part of the Secured Obligations, such receipt, release or discharge shall not prejudice or affect any other part of the Secured Obligations nor any of the rights and remedies of the Security Agent or the Secured Party under this Charge or under the Secured Document nor any of the obligations of the Chargor or the Founders under this Charge or the Secured Document.

3.5	Upon the unconditional and irrevocable payment or discharge of all Secured Obligations, the Secured Party shall, upon request by the Chargor (at the Chargor’s cost), release the Charged Shares from the security interests and discharge the obligations of the Chargor created by this Charge. Such release shall not prejudice the rights of the Security Agent under Clause 22.

3.6	Any release, discharge or settlement between the Chargor and the Security Agent shall be conditional upon no security, disposition or payment to the Security Agent or the Secured Party being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Security Agent shall be entitled to enforce this Charge as if such release, discharge or settlement had not occurred and any such payment not been made.

4	Covenants by the Chargor

The Chargor covenants that, for so long as any Secured Obligations remain outstanding:

4.1	it shall deliver to the Security Agent (on the date hereof and on each date of making the Charge Adjustment pursuant to Clause 3.3 hereof) in form and substance reasonably acceptable to the Security Agent:

(a)	the original share certificate(s) in respect of the Initial Shares or the Supplemental Shares;

(b)	a blank, signed and undated instrument of transfer in respect of the Charged Shares in the form set out in Schedule 2 (for avoidance of doubt, it is not necessary to deliver this item on the dates of making the Charge Adjustment);

(c)	a notice of equitable mortgage and/or charge addressed by the Chargor to the Company in respect of the Initial Shares or the Supplemental Shares (as applicable) in the form set out in Schedule 3;

(d)	a shareholder proxy (in respect of the Initial Shares or the Supplemental Shares (as applicable)) in favour of the Security Agent in the form set out in Schedule 4;

(e)	immediately after the execution of the Charge and upon making the Charge Adjustment, the Chargor shall procure that the endorsement of a note of this Charge (in respect of the Initial Shares or the Supplemental Shares (as applicable)) is made on the Register of Members of the Company; and

(f)	an undated instruction letter to Company’s share registrar in the form set out in Schedule 5 (for avoidance of doubt, it is not necessary to deliver this item on the dates of making the Charge Adjustment).

4.2	it shall:

(a)	immediately after the execution of this Charge, instruct the Chargor’s registered agent in the BVI to create and maintain (to the extent it has not already done so) a register of charges (the “Register of Charges”) and to enter particulars of the security created pursuant to this Charge in such Register of Charges, and the Chargor shall instruct its registered agent to effect registration of particulars of this Charge (in respect of the Initial Shares) at the Registrar of Corporate Affairs in the BVI (the “Registry”) pursuant to Section 163 of the Business Companies Act, 2004 (as amended, the “Act”);

(b)	promptly and in any event within five (5) Business Days from and including the date of execution of this Charge, the Chargor shall deliver or procure to be delivered to the Security Agent a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Charge (in respect of the Initial Shares) and a confirmation in writing from the registered agent of the Chargor that the relevant application form to register the security created pursuant to this Charge (in respect of the Initial Shares) with the Registry has been filed with the Registry pursuant to Section 163 of the Act;

(c)	promptly and in any event within twenty (20) Business Days from and including the date of execution of this Charge, deliver or procure to be delivered to the Security Agent the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Charge (in respect of the Initial Shares); and

(d)	do the forgoing paragraphs (a), (b) and (c) mutatis mutandis in respect of the Supplemental Shares upon making the Charge Adjustment pursuant to Clause 3.3 hereof;

4.3	it shall not, until the release of the Charged Shares from the security interest created hereunder, except with the prior written consent of the Security Agent:

(a)	create, or agree or attempt to create, or permit to subsist over all or part of the Charged Shares (or any interest therein) any Security Interest (except as may be created under this Charge or a lien arising by operation of law in the ordinary course of the Chargor’s business) or any trust over any the Charged Shares whether ranking prior to, pari passu with or behind the security contained in this Charge;

(b)	directly or indirectly, sell, assign, lease, license or sub-license, grant any interest in the Charged Shares or any interest therein or attempt or agree to surrender or so dispose (other than in accordance with this Charge);

(c)	permit any person other than the Chargor or the Security Agent or the Security Agent’s nominee or nominees to be registered as, or become the holder of, the Charged Shares;

(d)	vote in favour of a resolution to amend, modify or change the memorandum and articles of association of the Company such that the Charged Shares are consolidated, sub-divided or converted or any rights attached to them being varied; or

(e)	exercise any voting or other rights in a way which may prejudice the value of the Charged Shares or otherwise jeopardise the security constituted by this Charge over them;

4.4	at any time after the occurrence of an Event of Default which is continuing, it shall exercise all voting and other rights and powers which may at any time be exercisable by the holders of the Charged Shares as the Security Agent may in its absolute discretion direct;

4.5	it shall not take or accept any Security Interest from the Company or, in relation to the Secured Obligations, from any third party, without first obtaining the Security Agent’s written consent;

4.6	unless directed in writing to do so by the Security Agent, it shall not prove in a liquidation or winding up of the Company until all the Secured Obligations are paid in full and if directed to do so by the Security Agent (or if the Chargor otherwise receives any payment or other benefit in breach of this Clause 4.6) the Chargor shall hold all monies received by it on trust for the Secured Party to satisfy the Secured Obligations;

4.7	upon the Secured Party and Security Agent being satisfied that the Secured Obligations have been unconditionally and irrevocably paid, performed and discharged in full, and following a written request therefor from the Chargor, the Security Agent shall release the security constituted by this Charge, redeliver to the Chargor all certificates in respect of the Charged Shares and share transfer, and notice as deliveries pursuant to Clause 4.1, take all steps that may be necessary to retransfer to the Chargor the Charged Shares and generally take such other actions as may reasonably be required to release the Chargor from and to discharge this Charge; and

4.8

the Chargor shall, at any time after the occurrence of an Event of Default which is continuing, take all actions and sign all documents necessary in order to transfer the legal title of the Charged Shares to the designated Receiver(s) (as defined under Clause 18 hereof), including without limitation to instruct the Company’s share registrar to update the Company’s register of members to reflect each Receiver’s legal ownership of such Charged Shares and to obtain all corporate authorization from the Company to effect such transfer. Furthermore, the Chargor and the Founders shall, after the Receiver takes possession of the Charged Shares pursuant to Clause 18 and subject to applicable laws, procure the Company and the Company’s depositary of its ADSs to take all actions and sign all documents necessary to effect conversion of the Charged Shares into freely tradable ADSs in a timely fashion.

5	Representations and Warranties

The Chargor represents and warrants to the Security Agent and undertakes that:

5.1	the Chargor is a company limited by shares incorporated with limited liability under the BVI Business Companies Act, 2004 (as amended), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the BVI;

5.2	the Chargor is the absolute sole legal and beneficial owner of all of the Charged Shares free of all Security Interests, encumbrances, trusts, equities and claims whatsoever (save those under this Charge) and that all of the Charged Shares are fully paid up;

5.3	the Charged Shares are freely transferable and no consents or approvals are required in order to register a transfer of the Charged Shares;

5.4	the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands;

5.5	this Charge constitutes its legal, valid, binding and enforceable obligation and is a first priority security interest over the Charged Shares effective in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of the Security Agent’s rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

5.6	the execution, delivery, observance and performance by the Chargor of this Charge will not require the Chargor to obtain any licences, consents or approvals and will not result in any violation of any law, statute, ordinance, rule or regulation applicable to it;

5.7	it has obtained all the necessary authorisations and consents to enable it to enter into this Charge and the necessary authorisations and consents will remain in full force and effect in all material respects at all times during the subsistence of the security constituted by this Charge;

5.8	no litigation against the Chargor is current, or, to the knowledge of the Chargor, pending or threatened; and

5.9	the execution, delivery, observance and performance by the Chargor of this Charge will not constitute an Event of Default or trigger any enforcement under any Security Interest in the Chargor’s assets nor will it result in the creation of any Security Interest over or in respect of the present or future assets of the Company.

6	Power of Attorney

6.1	The Chargor, by way of security for the payment of the Secured Obligations and the performance of their obligations under this Charge and the Secured Document, hereby irrevocably appoints the Security Agent (whether or not a Receiver or administrator has been appointed) and any Receiver separately to be its attorney (with full power to appoint substitutes and to delegate) with power in its name and on its behalf, and as its act and deed or otherwise at any time and from time to time, to:

(a)	sign, seal, execute, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Security Agent may consider to be necessary or advisable to perfect or improve its security over the Charged Shares;

(b)	give proper effect to the intent and purposes of this Charge;

(c)	enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Charged Shares (whether arising under this Charge or implied by statute or otherwise); and

(d)	perform any other act of any description, which may be required of the Chargor under this Charge or may be deemed by such attorney necessary or desirable for any purpose of this Charge or to constitute, enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of the Charged Shares, provided that unless and until the occurrence of an Event of Default (and for so long as the same continues) the Security Agent may not do anything pursuant to this appointment.

6.2	The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause 6.

6.3	All sums expended by the Security Agent or any Receiver under this Clause 6 shall be recoverable from the Chargor in accordance with the terms of this Charge.

7	Event of Default

7.1	Unless and until the occurrence of an Event of Default which is continuing:

(a)	the Chargor shall be entitled to exercise all voting rights attaching to the Charged Shares or any thereof for all purposes not inconsistent with the purposes of this Charge, any of the Secured Obligations, and of the Secured Document; and

(b)	the Chargor shall be entitled to receive and retain any and all dividends paid in respect of the Charged Shares or any thereof.

7.2	The Chargor shall forthwith following the occurrence of an Event of Default which is continuing, sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Security Agent may, in its reasonable discretion, at any time and from time to time specify for enabling or assisting the Security Agent:

(a)	to perfect or improve its title to and security over the Charged Shares;

(b)	to vest the Charged Shares in the Security Agent or its nominee or nominees;

(c)	to procure that the Security Agent or its nominee or nominees is registered in the Register of Members of the Company in respect of the Charged Shares;

(d)	to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Charged Shares;

(e)	to sell or dispose of the Charged Shares; and/or

(f)	otherwise to enforce any of the rights of the Security Agent under or in connection with this Charge.

8	Security Agent’s Rights as to Charged Shares

At any time after the occurrence of an Event of Default which is continuing, the Security Agent shall, without prejudice to any other right or remedy available hereunder or under applicable law, forthwith become entitled:

8.1	solely and exclusively to exercise all voting rights attaching to the Charged Shares or any thereof and shall exercise such rights in such manner as the Security Agent may in its absolute discretion determine; and/or

8.2	solely and exclusively to exercise all other rights and/or powers and/or discretions of the Chargor in, to and under the Charged Shares pursuant to the memorandum and articles of association of the Company; and/or

8.3	to receive and retain all dividends and other distributions made on or in respect of the Charged Shares or any thereof and any such dividends and other distributions received by the Chargor after such time shall be held in trust by the Chargor for the Security Agent and be paid or transferred to the Security Agent on demand to be applied towards the discharge of the Secured Obligations; and/or

8.4	without notice to, or further consent or concurrence by, the Chargor to sell the Charged Shares or any part thereof by such method, at such place and upon such terms as the Security Agent may in its absolute discretion determine, with power to postpone any such sale and in any such case the Security Agent may exercise any and all rights attaching to the Charged Shares as the Security Agent in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights; and/or

8.5	to date and deliver the documents delivered to it pursuant to this Charge hereof as it considers appropriate and to take all steps to register the Charged Shares in the name of the Security Agent or its nominee or nominees and to assume control as registered owner of the Charged Shares.

9	No Responsibility to Perfect Security

The Security Agent shall not be liable for any omission or defect in, or any failure to preserve or perfect any or all of the Charged Shares including, without limitation, any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Chargor to the Charged Shares;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of this Charge or the Charged Shares;

(c)	register, file or record or otherwise protect any of the Charged Shares (or the priority of any of Security Interest created hereunder) under any laws or regulation or to give notice to any person of the execution of this Charge;

(d)	take, or to require the Chargor to take, any steps to perfect its title to any of the Charged Shares or to render the Charged Shares effective or to secure the creation of any ancillary security under any law or regulation; or

(e)	require any further assurances in relation to any Security Interest created hereunder.

10	Powers and Remuneration of the Security Agent

(a)	The Security Agent shall have such rights, powers, authorities and discretions as are conferred on trustees by law or regulation or otherwise.

(b)	Between itself and the other parties, the Security Agent shall have full power to determine all questions and doubts arising in relation to any of the provisions of this Charge or and any such determination shall in the absence of manifest error, be conclusive and shall bind the Security Agent and the other parties.

(c)	The Security Agent shall be entitled to such remuneration as it may from time to time agree with the Chargor.

11	Instructions for Security Agent to Act

The Security Agent shall:

(a)	be entitled, in its absolute discretion, to refrain from taking any (or any further) action or exercising any of the Security Agent’s rights under or in respect of this Charge until it has received instructions from the Secured Party as to whether (and/or the way in which) such action, right, power, authority or discretion is to be taken or exercised;

(b)	except as otherwise provided in this Charge, act in accordance with any instructions given to it by the Secured Party and shall be entitled to assume that:

(i)	any instructions received by it from the Secured Party are duly given by the Secured Party;

(ii)	all applicable conditions under the Loan Agreement for taking any action it is directed to take have been satisfied; and

(iii)	unless it has received actual notice of their revocation, that any instructions or directions given by the Secured Party have not been revoked;

(c)	be entitled to request instructions or clarification from the Secured Party as to whether, and in what manner, it should exercise or refrain from exercising its rights, powers and discretions under this Charge and the Security Agent may refrain from acting unless and until it has received such instructions or clarification;

(d)	be entitled to refrain from acting in accordance with the instructions of the Secured Party or any other person (including bringing any legal action or proceeding arising out of or in connection with this Charge) until it has received such indemnification and/or security as it may in its absolute discretion require which may be greater in extent than that contained in this Charge (whether by way of payment in advance or otherwise) for all costs, expenses, losses and liabilities which it may incur in taking such action or bringing such legal action or proceedings.

12	Action to Protect or Enforce Security

Subject to the provisions of this Clause 12:

(a)	the Security Agent may, but is not obliged to, in the absence of any instructions from the Secured Party to the contrary, take such action in the exercise of any of its duties under this Charge which in its absolute discretion it considers appropriate;

(b)	at any time after receipt by the Security Agent of notice from the Secured Party informing the Security Agent that the Charged Shares have become enforceable and directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under this Charge, the Security Agent shall take such action as in its absolute discretion it thinks fit to enforce the Security Interests created hereunder;

(c)	any instructions given to the Security Agent by the Secured Party shall override any conflicting instructions given by any other parties and will be binding on all Secured Parties; and

(d)	in exercising any discretion to exercise a right, power or authority under this Charge where it has not received any instructions as to the exercise of that discretion, the Security Agent shall do so having regard to the interests of the Secured Party.

13	Security Agent’s Rights and Discretions

The Security Agent may:

(a)	rely on:

(i)	any communication, certificate, notice, legal opinion or other document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(ii)	any statement made by a director, officer, partner or employee of any person regarding any matters which may reasonably be expected to be within his knowledge or within his power to verify and may assume the truth and the accuracy of such statement;

(iii)	a certificate signed by any one or more persons which, or each of which, is believed by it to be a director or other duly authorised officer of the relevant party to the effect that any particular dealing, transaction, step or thing is, in the opinion of the person so certifying, suitable or expedient or as to any other fact or matter upon which the Security Agent may require to be satisfied and shall not be responsible for any loss that may be occasioned by its relying on any such certificate; and

(iv)	and obtain any certificate or report from the Chargor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed);

(b)	engage, obtain and pay for the advice or services of any lawyers, accountants, tax advisors, surveyors or other professional advisers or experts;

(c)	without prejudice to the generality of paragraph (b) above or paragraph (d) below, at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Secured Party) if the Security Agent in its reasonable opinion deems this to be desirable;

(d)	rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying;

(e)	retain for its own benefit, without liability to account to any other person, any fee or other sum received by it for its own account;

(f)

exercise any of its rights, powers and discretions and perform any of its obligations under this Charge or in relation to the Charged Shares through its officers, employees or through paid or unpaid agents, which may be corporations, partnerships or individuals (whether or not lawyers or other professional persons), and shall not be liable for any error of judgment by any such person; or be bound to supervise the proceedings or acts of; or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such officer, employee or agent (and any such agent which is engaged in any profession or business shall be entitled to charge and be paid all usual fees, expenses and other charges for its services);

(g)	at any time and from time to time delegate, whether by power of attorney or otherwise and upon such terms and conditions (including the power to sub-delegate with the consent of the Security Agent) as the Security Agent may think fit, to any persons all or any of its rights, powers and discretions under this Agreement, and shall not be in any way liable or responsible to any person for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate;

(h)	together with every Receiver or other person appointed under this Charge, indemnify itself out of the Charged Shares against all proceedings, claims and demands which may be made or taken against it and all costs, charges, damages, expenses and liabilities which it may suffer or incur unless suffered or incurred by reason of its own gross negligence or wilful misconduct;

(i)	unless it has, in its capacity as trustee for the Secured Party, received actual notice to the contrary, assume that:

(i)	no Event of Default has occurred and the Chargor is not in breach of or default under its obligations under this Charge or the Loan Agreement; and

(ii)	any right, power, authority or discretion vested by this Charge in any person has not been exercised; and

(j)	unless this Charge expressly specifies otherwise, disclose to any other party any information it reasonably believes it has received as security agent under this Charge.

14	Security Agent’s Obligations

(a)	The Security Agent’s duties under this Charge are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly inform the Secured Party of:

(i)	the contents of any written notice or document received by it in its capacity as Security Agent from any Chargor under this Charge; and

(ii)	the occurrence of any Event of Default or any default by the Chargor in the due performance of or compliance with its obligations under the Loan Agreement of which the Security Agent has received written notice of such Event of Default or default in its capacity as security agent for the Secured Parties from any other party.

15	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in this Charge, the Security Agent shall not:

(a)	be liable to anyone where it has acted in good faith on the opinion or advice of or any information obtained from any lawyer, accountant, architect, engineer, surveyor, broker, consultant, valuer or other expert (including any auditor), whether obtained by the Security Agent or otherwise whether or not the expert’s liability in respect thereof is limited by a monetary cap or otherwise and whether or not any such opinion, advice or information contains some error or is not authentic;

(b)	be obliged to monitor or enquire:

(i)	as to whether or not an Event of Default has occurred and will not be deemed to have knowledge of the occurrence of an Event of Default unless it has actual knowledge or express notice thereof in its capacity as security trustee for the Secured Parties;

(ii)	as to the performance, default or breach by any party of its obligations under any this Charge; or

(iii)	whether any other event specified in this Charge or the Loan Agreement has occurred;

(c)	have any duty to:

(i)	ensure that any payment or other financial benefit in respect of any of the Charged Shares is duly and punctually paid, received or collected as and when the same becomes due and payable; or

(ii)	to procure that the correct amounts (if any) are paid or received or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accrued or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on, or in respect of or in substitution for any of the Charged Shares;

(d)	unless required by law or ordered so to do by a court of competent jurisdiction, be required to:

(i)	disclose to the Secured Party any credit or other information (other than information in the Security Agent’s possession specifically concerning this Charge) with respect to the financial condition or affairs of the Chargor or any of its subsidiaries or any of their related entities whether coming into its or any of its affiliates’ possession before or upon the entry into this Charge or at any time thereafter; or

(ii)	request any certificates or other documents from the Chargor or any of their respective subsidiaries unless specifically requested to do so by the Secured Party in accordance with this Charge or the Loan Agreement;

(e)	be bound to account to the Secured Party for any sum or the profit element of any sum received by it for its own account;

(f)	be bound to disclose to any other person (including the Secured Party) any confidential information or any other information if disclosure would or might in its reasonable opinion constitute a breach of any law or regulation, or be a breach of fiduciary duty or a duty of confidentiality;

(g)	be liable to the Secured Party for any action taken or omitted to be taken under or in connection with this Agreement unless caused by its fraud, gross negligence or wilful misconduct;

(h)	be under any obligations other than those which are specifically provided for in this Charge;

(i)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trustee, fiduciary, or agent of, the Chargor; or

(j)	be obliged to take any action in relation to enforcing or perfecting any charge over any shares in a company registered or incorporated with unlimited liability.

16	Responsibility of Secured Party

Without affecting the responsibility of the Chargor for information supplied by it or on its behalf in connection with this Charge, the Secured Party confirms to the Security Agent that at all times it has been, and will continue to be, solely responsible for making its own independent appraisal of, and investigation of, all risks arising under or in connection with this Charge including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of the Chargor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of this Charge, the Charged Shares and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Charge or the Charged Shares;

(c)	whether the Secured Party has recourse, and the nature and extent of that recourse, against the Chargor or any other person or any of their respective assets under or in connection with this Charge or the Charged Shares or the transactions contemplated by this Charge, the Loan Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Charge, the Loan Agreement or the Charged Shares;

(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with this Charge or the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with this Charge; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Shares, the priority of any of the Charged Shares or the existence of any other Security Interest affecting the Charged Shares, and the Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

17	Enforcement

At any time when an Event of Default is continuing, the security created by or pursuant to this Charge is immediately enforceable and the Security Agent may, but is not obliged to, without notice to the Chargor or prior authorisation from any court, in its absolute discretion:

17.1	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit or as directed by the Secured Party) and take possession of and hold, sell or otherwise dispose of and/or deal with all or any part of the Charged Shares; and

17.2	whether or not it has appointed a Receiver (as defined below), exercise all or any of the powers, authorities and discretions conferred by the CPO (as varied or extended by this Charge) on mortgagees or receivers or otherwise conferred by law or this Charge on mortgagees and/or receivers.

18	Receiver

18.1	Without prejudice to the provisions of Clause 7 and Clause 8 above, at any time after the occurrence of an Event of Default which is continuing, the Security Agent may by writing without notice to the Chargor appoint one or more person or persons as the Security Agent thinks fit to be a receiver (the “Receiver”) in relation to the Charged Shares, provided that such appointment shall be made with the written consent of the Secured Party. Where the Security Agent appoints two or more persons as Receiver, the Receivers may act jointly or independently.

18.2	The Security Agent may remove any Receiver it appoints, and appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver it has removed, or who has otherwise ceased to act, or to act jointly with a Receiver or Receivers, provided that such removal shall be made with the written consent of the Secured Party.

18.3	If at any time any two or more persons hold office as Receivers of the same assets or income, such Receivers may act jointly and/or severally so that each one of such Receivers shall be entitled (unless the contrary is stated in any instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers individually and to the exclusion of the other or others of them.

18.4	Every such appointment or removal, and every delegation, appointment or removal by the Security Agent in the exercise of any right to delegate its powers or to remove delegates, may be made in writing under the hand of any officer of the Security Agent.

18.5	Every Receiver shall have all the powers of the Security Agent in this Charge and, without prejudice to the foregoing, shall at any time after the occurrence of an Event of Default which is continuing have the following powers:

(a)	power to take possession of, collect and get in any of the Charged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;

(b)	without notice to, or further consent or concurrence by, any Chargor to sell or otherwise dispose of any of the Charged Shares by such method, at such place and upon such terms as a Receiver may in its absolute discretion determine, with power to postpone any such sale and in any such case a Receiver may exercise any and all rights attaching to the Charged Shares as the Receiver in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights;

(c)	power to raise or borrow money and grant security over any of the Charged Shares;

(d)	power to appoint attorneys or accountants or other professionally qualified persons to assist him in the performance of his functions;

(e)	power to bring or defend any action or other legal proceedings in the name of and on behalf of the Chargor in respect of the Charged Shares.

(f)	power to do all acts and execute in the name and on behalf of the Chargor any document or deed in respect of the Charged Shares;

(g)	power to make any payment which is necessary or incidental to the performance of his functions, subject to compliance with applicable law;

(h)	power to make any arrangement or compromise on behalf of the Chargor in respect of the Charged Shares;

(i)	power to rank and claim in the insolvency or liquidation of the Company and to receive dividends and to accede to trust deeds for the creditors of the Company;

(j)	power to present or defend a petition for the winding up of the Company; and

(k)	power to do all other things incidental to the exercise of the foregoing powers.

18.6	The Receiver shall be the agent of the Chargor and the Chargor shall be jointly responsible for its acts, omissions, negligence and defaults and jointly liable on any contracts made, entered into or adopted by the Receiver; provided, however, the Chargor shall not be responsible for fraud, gross negligence or willful misconduct on the part of the Receiver. The Security Agent shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.

18.7	In making any sale or other disposal of any of the Charged Shares in the exercise of their respective powers, the Receiver or the Security Agent may accept by way of consideration for such sale or other disposal, cash, shares, loan capital or other obligations including, without limitation, consideration fluctuating according to or dependent upon a profit or turnover and consideration the amount of which is to be determined by a third party. Any such consideration may be receivable in a lump sum or by instalments.

18.8	Every Receiver shall be entitled to remuneration for his services at a reasonable rate to be fixed by agreement between him and the Security Agent (or, failing such agreement, to be conclusively fixed by the Security Agent) commensurate with the work and responsibilities involved upon the basis of charging from time to time adopted in accordance with the current practice of such Receiver or his firm.

18.9	To the fullest extent permissible under law, the Security Agent may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Charge.

19	Other powers exercisable by the Security Agent

19.1	All powers of the Receiver conferred by this Charge may be exercised by the Security Agent after this Charge has become enforceable.

20	Application of Monies by the Security Agent or a Receiver

20.1	The Security Agent (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:

(a)	firstly, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the fees and expenses of the Security Agent and Receiver);

(b)	secondly, in meeting claims of the Secured Party and the Security Agent in respect of the Secured Obligations;

(c)	thirdly, in payment of the balance (if any) to the Chargor or persons entitled to it.

20.2	The Security Agent shall not be liable for any loss or damage (other than those arising from fraud, wilful misconduct or gross negligence) occasioned by:

(a)	any sale or disposal of the Charged Shares or an interest in the Charged Shares; or

(b)	the exercise, or failure to exercise, any of its powers under this Charge; or

(c)	any neglect or default to pay any instalment or notify the Chargor of any such neglect or default; or

(d)	any other loss of whatever nature in connection with the Charged Shares.

20.3	The Security Agent may, at any time after demand and until the irrevocable and unconditional payment to the Secured Party of all Secured Obligations, place and keep to the credit of an account any money received or realised by the Security Agent by virtue of this Charge. The Security Agent shall have no intermediate obligation to apply such money in or towards the discharge of any Secured Obligations.

21	Protection of the Security Agent and Receiver

21.1	Neither the Security Agent nor any Receiver shall be liable in respect of any Liability which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise, any of their respective powers under or by virtue of this Charge, except if and insofar as such Liability results from its or his own fraud, gross negligence or wilful misconduct.

21.2	Without prejudice to the generality of Clause 21.1, neither the Security Agent nor any Receiver shall be liable to account as Security Agent in possession or otherwise for any sum not actually received by it or him respectively.

22	Continuing Security and Non-Merger

22.1	The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

22.2	This Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Security Agent.

23	Currency

23.1	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may, upon prior written consent of the Secured Party, convert any moneys received, recovered or realised in any currency under this Charge (including the proceeds of any previous conversion under this Clause 23) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Security Agent thinks fit.

23.2	No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Secured Party shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Security Agent shall have a further separate cause of action against the Chargor and shall be entitled to enforce this Charge to recover the amount of the shortfall.

24	Fees and Costs

24.1	The Chargor shall pay (by its own account or designated account) to the Security Agent (for its own account) the security trust fee in accordance with the Fee Letter. Each fee payable in connection with this Charge is non-refundable and non-rebateable.

Unless otherwise provided in this Charge, the Chargor shall on demand and on a full indemnity basis pay to the Security Agent the amount of all costs and expenses, stamp duty, and legal and other out of pocket expenses which the Security Agent incurs in connection with:

(a)	any actual or proposed amendment or waiver or consent under or in connection with this Charge;

(b)	any discharge or release of this Charge;

(c)	the preservation or exercise (or attempted preservation or exercise) of any rights under or in connection with and the enforcement (or attempted enforcement) of this Charge; or

(d)	dealing with or obtaining advice about any matter or question arising out of or in connection with enforcing the Security Agent’s exercise of its rights under this Charge.

25	Exclusion of Liability

(f)	Neither the Security Agent nor any of its officers, employees or agents makes, or shall at any time be deemed to have made any representation or warranty (express or implied) with regard to, nor shall it be responsible or liable to any person for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with this Charge or the Charged Shares whether in accordance with an instruction from the Secured Party or otherwise;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, this Charge, arrangement or any document entered into, made or executed in anticipation of, under or in connection with, this Charge or the Charged Shares;

(iii)	any shortfall which arises on the enforcement or realisation of the Charged Shares;

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action;

(v)	the adequacy, accuracy or completeness of any representation, warranty, statement or information contained in this Charge or any other, notice, report or other document, statement or information circulated, delivered or made to the Secured Party whether orally or otherwise and whether before, on or after the date of this Charge;

(v)	the execution, delivery, validity, legality, priority, ranking, adequacy, effectiveness, performance, enforceability or admissibility in evidence of this Charge or any other document or of any Charged Shares created thereby or any obligations imposed thereby or assumed thereunder or any other document, agreement or arrangement entered into, made or executed in anticipation of, pursuant to or in connection therewith; or

(vii)	anything done or not done by it or any of them under or in connection with this Charge,

and each party (other than the Security Agent or a Receiver) agrees that it will not take any proceedings or assert or seek to assert against any officer, employee or agent of the Security Agent or a Receiver any claim it might have against any of them in respect of the matters referred to in this Clause 25 and any officer, employee or agent of the Security Agent or a Receiver may rely on this Clause.

(g)	Nothing in this Charge shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Charge might be unlawful for the Secured Party,

on behalf of the Secured Party and the Secured Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(h)

Without prejudice to any provision of any document excluding or limiting the liability of the Security Agent or any Receiver, any liability of the Security Agent or any arising under or in connection with this Charge or the Charged Shares shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent or Receiver (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent or Receiver (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent or any Receiver be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent or Receiver (as the case may be) has been advised of the possibility of such loss or damages.

26	Chargor’s Indemnity to Security Agent

(a)	The Chargor hereby indemnifies and holds harmless the Security Agent and every Receiver (“indemnified parties”) against any costs, claims, losses, expenses (including legal fees) and liabilities (together with any applicable VAT), incurred by any of them in relation to or arising out of:

(i)	any failure by the Chargor to comply with its obligations under Clause 24 (Fees and Costs);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, the holding, the preservation, the exercise or the enforcement of the Charged Shares;

(iv)	the exercise of any of the rights, powers, discretions and remedies vested in any of the indemnified parties by this Charge or by law;

(v)	any default by the Chagor in the performance of any of the obligations expressed to be assumed by it in this Charge;

(vi)	instructing lawyers, accountants, financial advisers, tax advisers, surveyors or any other professional advisers or experts as permitted under this Charge; or

(vii)	otherwise in relation to any of the Charged Shares or the performance of the terms of this Charge (otherwise, in each case, than by reason of the relevant Security Agent’s or Receiver’s direct gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver may, in priority to any payment to the Secured Party and on its own behalf or on behalf of the other indemnified parties, indemnify itself or such other indemnified parties out of the Charged Shares and the proceeds of the enforcement of the Charged Shares and shall have a lien on the Charged Shares for all moneys payable under this Clause 26.

(c)	The Chargor will provide, upon request from the Security Agent all necessary ‘know your customer’ and other due diligence information as required to satisfy its compliance under prevailing laws and regulations.

27	Secured Party’s Indemnity to Security Agent

The Secured Party hereby severally agrees to indemnify the Security Agent (and every Receiver) on demand from and against any action, charge, claim, cost, damage, demand, expense (including legal fees), liability or loss which may be brought, made or preferred against or suffered, sustained or incurred by the Security Agent in complying with any instructions from the Secured Party or otherwise sustained or incurred by any of them in acting as Security Agent or Receiver under, or exercising any authority conferred under this Charge except to the extent that the liability or loss arises directly from the Security Agent’s (or, as the case may be, the Receiver’s) gross negligence or wilful misconduct.

28	Counter Indemnity

To the extent that the Secured Party is required to indemnify the Security Agent (or any Receiver or delegate) pursuant to Clause 27 (Secured Party’s Indemnity to Security Agent) as a result of any action which the Chargor is required to take but does not, the Chargor agrees to indemnify the Secured Party on demand against any amount it has paid to the Security Agent pursuant to Clause 27 (Secured Party’s Indemnity to Security Agent).

29	Variation and Amendment

This Charge shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Secured Document and no variation of this Charge shall be valid unless it is in writing and signed by or on behalf of each of the parties.

30	Assignment

30.1	The Chargor shall not be entitled to assign or transfer any of its rights, benefits or obligations hereunder without the prior written consent of the Security Agent.

30.2	The Security Agent may assign or otherwise transfer the whole or any part of the benefit of this Charge to its Affiliates to whom all or any part of its rights, benefits and obligations under this Charge are assigned or transferred and the expression “the Security Agent” wherever used herein shall be deemed to include the assignees and other successors, whether immediate or derivative, of the Security Agent, who shall be entitled to enforce and proceed upon this Charge in the same manner as if named herein. The Security Agent shall be entitled to, but is not obliged to, disclose any information concerning the Chargor to any such assignee or other successor or any participant or proposed assignee, successor or participant.

31	Forbearance, Severability and Consents

31.1	All rights, powers and privileges under this Charge shall continue in full force and effect, regardless of the Security Agent exercising, delaying in exercising or omitting to exercise any of them.

31.2	No provision of this Charge shall be avoided or invalidated by reason only of one or more other provisions being invalid or unenforceable.

31.3	Any provision of this Charge which is or becomes illegal, invalid or unenforceable shall be ineffective only to the extent of such illegality, invalidity and unenforceability, without invalidating the remaining provisions of this Charge.

31.4	Save as otherwise expressly specified in this Charge, any consent of the Security Agent may be given absolutely or on any terms and subject to any conditions as the Security Agent may determine in its entire discretion.

32	Entire Agreement

This Charge and the other Transaction Documents (as defined in the Loan Agreement) constitute the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Charge.

33	Further Assurance

Upon the occurrence of an Event of Default which is continuing, the Chargor shall promptly execute all documents and do all things that the Security Agent may reasonably request for the purpose of:

(a)	securing and perfecting its security over or title to all or any of the Charged Shares; and/or

(b)	enabling the Security Agent to vest all or part of the Charged Shares in its name or in the names of its nominee(s), agent or any purchaser, including the execution and delivery of all assignments, transfers, mortgages, charges, notices, instructions and such other documents as the Security Agent may in its reasonable discretion think fit.

34	Notices

34.1	All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the signature page of this Charge, or at such other address or facsimile number as the parties may furnish in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with an overnight courier service of recognized standing or (v) four (4) Business Days after being deposited by registered air mail with postage prepaid.

35	Miscellaneous

35.1	All sums payable by the Chargor under this Charge shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will simultaneously with making the relevant payment under this Charge pay to the Security Agent such additional amount as will result in the receipt by the Security Agent of the full amount which would otherwise have been receivable and will supply the Security Agent promptly with evidence satisfactory to the Security Agent that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

35.2	No delay or omission on the part of the Security Agent in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.

35.3	The Security Agent’s rights, powers and remedies under this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Security Agent deems expedient.

35.4	Any waiver by the Security Agent of any terms of this Charge or any consent or approval given by the Security Agent under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

35.5	If at any time any one or more of the provisions of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

35.6	Any statement, certificate or determination of the Security Agent as to the Secured Obligations or (without limitation) any other matter provided for in this Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.

35.7	(a) The rights expressly conferred on each Receiver and each officer of the Security Agent or a Receiver under this Charge are enforceable by each of them under the Third Parties Ordinance.

(b) No other clause of this Charge is enforceable under the Third Parties Ordinance by anyone who is not a party to this Charge.

(c) The parties may terminate this Charge or vary any of its terms without the consent of any third party. However, they must obtain consent from the relevant Receiver or the relevant officer of the Security Agent or the Receiver if the termination or variation adversely affects the rights of such Receiver or of such officer under this Charge, but only to the extent that it has notified the Security Agent that it intends to enforce that clause at the time of the termination or variation.

35.8	The Security Agent may retire at any time (without assigning any reason therefor and without being responsible for any costs occasioned by such retirement) by giving not less than 30 days’ prior notice to that effect to the Secured Party and the Chargor.

Nothing contained in this Charge shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion hereunder if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

36	Law and Jurisdiction

36.1	This Charge is governed by, and shall be construed in accordance with, the laws of Hong Kong.

36.2	Any dispute, controversy or claim, or difference of any kind whatsoever arising out of, relating to or in connection with this Charge, including the existence, validity, interpretation, performance, breach or termination, the validity, scope and enforceability of this arbitration provisions and any dispute regarding no-contractual obligations arising out of or relating to it (the “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force at the time of the commencement of the arbitration. However, if such rules are in conflict with the provisions of this Clause 36.2, including the provisions concerning the appointment of arbitrators, the provisions of this Clause 36.2 shall prevail.

(a)	The Law of this arbitration clause shall be Hong Kong Law. The seat of arbitration shall be Hong Kong.

(b)	The number of arbitrators shall be one (1) and shall be nominated by HKIAC. The language of the arbitration proceedings and written decisions or correspondence shall be English.

(c)	The Chargor and Secured Party hereto expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Chargor and Secured Party hereto expressly agree that any disputes arising out of or in connection with this Charge and the other Transaction Documents concern the same transaction or series of transactions.

(d)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(f)	Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(g)	During the course of the arbitral tribunal’s adjudication of the Dispute, this Charge shall continue to be performed except with respect to the part in Dispute and under adjudication.

37	Confidentiality

37.1	Disclosure of Terms. The terms and conditions of this Charge (the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the parties to any other person except in accordance with the provisions set forth below.

37.2	Permitted Disclosures. Notwithstanding the foregoing, (i) each party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons are under appropriate nondisclosure obligations; and (ii) the Security Agent may disclose any of the Financing Terms to its directors, officers and employees so long as such persons are under appropriate nondisclosure obligations.

37.3	Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and as required by any governmental authority or stock exchange, or to comply with the best practices of disclosure for a company listed on a stock exchange) to disclose or file the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Clause 37.3, such party (the “Disclosing Party”) shall, to the extent legally permissible, promptly provide the other parties with written notice of that fact so that such other parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required.

37.4	Other Exceptions. Notwithstanding any other provision of this Clause 37.4, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted party; or (iv) disclosures to a party’s accountants, attorneys or other professional advisors so long as they agree to keep such disclosures confidential.

38	Counterparts

This Charge may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Charge.

[the below of this page is intentionally left blank]

This Charge has been executed and delivered as a deed by the Chargor and signed by the other parties and it shall take effect on the date stated at the beginning of this document.

CHARGOR

SIGNED, SEALED and DELIVERED	)
as a deed by	)
Champion Shine Trading Limited	)
(凯耀贸易有限公司))
by its duly authorised signatory	)
who, in accordance with the laws of	)
the British Virgin Islands,	)	/s/ ZHU Zhengdong
is authorised to execute this Deed	)	Name: ZHU Zhengdong
on its behalf	)	Title: Director

In the presence of:

Witness’s signature:	/s/ WANG ZHI

Name:	WANG ZHI

Address:	Beijing, China

[Project Alpha – Signature Page to Charge over Share]

This Charge has been executed and delivered as a deed by the Chargor and signed by the other parties and it shall take effect on the date stated at the beginning of this document.

SECURITY AGENT

Madison Pacific Trust Limited

By:	/s/ Jonathan Lee Hatch
Name:	Jonathan Lee Hatch
Title:	Managing Director

[Project Alpha – Signature Page to Charge over Share]

This Charge has been executed and delivered as a deed by the Chargor and signed by the other parties and it shall take effect on the date stated at the beginning of this document.

SECURED PARTY

Alpha Mezzanine Investment Limited

By:	/s/ William Hsu
Name:	William Hsu
Title:	Director

[Project Alpha – Signature Page to Charge over Share]

Schedule 1

Chargor	Amount or number of Initial Shares
Champion Shine Trading Limited ( 凯耀贸易有限公司)	14,300,000 Ordinary Shares

Schedule 2

Instrument of Transfer

FOR VALUE RECEIVED, we, Champion Shine Trading Limited (凯耀贸易有限公司) of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, hereby sell, assign and transfer unto                             ,              Ordinary Shares of China Distance Education Holdings Limited.

Dated this          day of                     , 20

Signed by the Transferor:	In the presence of:

For and on behalf of	Witness

Schedule 3

Notice of Charge

To: CHINA DISTANCE EDUCATION HOLDINGS LIMITED

                    , 2018

Dear Sirs

Charge over Shares

I hereby notify you that pursuant to a charge over shares between Champion Shine Trading Limited (凯耀贸易有限公司) and Madison Pacific Trust Limited dated [●], 2018 (the “Charge over Shares”), Champion Shine Trading Limited (凯耀贸易有限公司) has granted a security interest over the [14,300,000]2 ordinary shares (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) standing in its name in the register of CHINA DISTANCE EDUCATION HOLDINGS LIMITED and at any time after Madison Pacific Trust Limited notifies you that an Event of Default (as defined in the Charge over Shares) has occurred and is continuing you may take such steps to register Madison Pacific Trust Limited or its nominee or nominees as the registered holder of the number of shares pursuant to the Charge over Shares.

Champion Shine Trading Limited (凯耀贸易有限公司)

By:

Name: Zhengdong Zhu

Title: Director

[2]	Insert number of the Supplemental Shares upon Charge Adjustment.

Schedule 4

Irrevocable Proxy

Reference is made to the charge over shares entered into by and between Champion Shine Trading Limited (凯耀贸易有限公司) and Madison Pacific Trust Limited dated [●], 2018 (the “Charge over Shares”), pursuant to which the undersigned, has charged [14,300,000]3 issued ordinary shares (as appropriately adjusted for share splits, share dividends, recapitalizations and the like) (the “Share”) in the share capital of CHINA DISTANCE EDUCATION HOLDINGS LIMITED (the “Company”), a company incorporated in the Cayman Islands, to Madison Pacific Trust Limited.

The undersigned, being the legal owner of the Shares, hereby makes, constitutes and appoints Madison Pacific Trust Limited (the “Attorney”) as the true and lawful attorney and proxy of the undersigned after the Event of Default (as defined in the Charge over Shares) occurs and is continuing, with full power to appoint a nominee or nominees to act hereunder from time to time and to vote the Share at all general meetings of shareholders of the Company with the same force and effect as the undersigned might or could do and to requisition and convene a meeting or meetings of the shareholders of the Company for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters as may in the opinion of the Attorney be necessary or desirable for the purpose of implementing the Charge over Shares referred to above and the undersigned hereby ratifies and confirms all that the said Attorney or its nominee or nominees shall do or cause to be done by virtue hereof, save for the gross negligence, wilful misconduct or fraud of the said Attorney or its nominee or nominees.

This power and proxy is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee and is irrevocable and shall remain irrevocable as long as the Charge over Shares is in force. For the avoidance of doubt, this power and proxy will be effective and exercisable only after an Event of Default (as defined in the Charge over Shares) occurs and is continuing.

[3]	Insert number of the Supplemental Shares upon Charge Adjustment.

In witness whereof, this instrument has been duly executed on                 ,                  as a deed.

SIGNED, SEALED and DELIVERED	)
as a deed by	)
Champion Shine Trading Limited	)
(凯耀贸易有限公司))
by its duly authorised signatory	)
who, in accordance with the laws of	)
the British Virgin Islands,	)
is authorised to execute this Deed	)
on its behalf	)
Name:
Title:

In the presence of:

Witness’s signature:

Name:

Address:

Schedule 5

Instruction Letter

                    , 20

Codan Trust Company (Cayman) Limited

c/o Conyers Dill & Pearman

2901, One Exchange Square

8 Connaught Place

Central, Hong Kong

Dear Sirs,

China Distance Education Holdings Limited (the “Company”)

Transfer of ordinary shares

On behalf of the Company, we hereby instruct you to do the following, after an Event of Default (as defined in the Charge over Shares entered into by and between Champion Shine Trading Limited and Madison Pacific Trust Limited dated [●], 2018) occurs and is continuing:

(1)	cancel the following share certificate(s) upon receipt of the same and the duly signed instrument(s) of transfer from the respective shareholder(s):

Certificate no.	Name of shareholder	No. of ordinary shares
Champion Shine Trading Limited (凯耀贸易有限公司)

(2)	update the register of members of the Company to reflect the following transfer(s) of fully-paid shares to:

Transferor	Transferee	No. of ordinary shares	Date of Record
Champion Shine Trading Limited (凯耀贸易有限公司)

(3)	issue new share certificate(s) of the Company to the recipient(s) as detailed below:

Name and address of the shareholder	Legends (with / without)	No. of ordinary Shares	Date of Record	Name and address of the recipient

On behalf of the Company, we hereby confirmed that the Company dispensed with the execution of the instrument of transfer by the transferee.

Yours faithfully,

Wang Zhi

For and on behalf of

China Distance Education Holdings

Limited